                                                       EXHIBIT 5
                        OPINION OF COUNSEL

     I refer to the Registration Statement on Form S-8 of H & R Block, Inc., a Missouri corporation (the "Company"), to be filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, the offering and issuance of a total of 7,000,000 shares of the Company's Common Stock, without par value, pursuant to awards granted or to be granted under the Company's 1993 Long-Term Executive Compensation Plan (the "Plan").

     I have examined the Articles of Incorporation and the Bylaws of the Company, each as amended to date, copies of the Plan, and such other documents and records as I have deemed relevant for purposes of this Opinion.

     Based upon the foregoing, it is my opinion that:

     1. The Company is duly organized, existing and in good standing under the laws of the State of Missouri.

     2. The Company is authorized to issue 200,000,000 shares of Common Stock, without par value, of which 106,576,312 shares of Common Stock were issued and outstanding as of the close of business on July 19, 1994.

     3.  The presently issued and outstanding shares of Common
Stock of the Company have been duly authorized and legally issued and are fully paid and non-assessable.

     4. The shares of Common Stock issuable under the Plan have been duly authorized and reserved for issuance and, when sold or otherwise issued in accordance with the terms and conditions of awards granted or to be granted under the Plan, will be legally issued, fully paid and non-assessable.

     I am employed by HRB Management, Inc., a subsidiary of the Company, and I serve as the Company's Assistant Vice President,
Legal and Secretary.

     I consent to the inclusion in said Registration Statement of my foregoing opinion filed as Exhibit 5 thereto.

Dated:  August 5, 1994.

                                  /s/James H. Ingraham
                                  -------------------------------
                                  James H. Ingraham
                                  Assistant Vice President, Legal
                                  and Secretary
                                  H & R Block, Inc.